UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material pursuant to §240.14a-12

NYMEX Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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IMPORTANT SPECIAL MEETING

PLEASE PROMPTLY VOTE YOUR PROXY

July 29, 2008

Dear Fellow Stockholder:

We have previously mailed to you proxy materials in connection with the Special Meeting of Stockholders of NYMEX Holdings, Inc. to be held on August 18, 2008. Your vote is important regardless of the number of shares of NYMEX Holdings you own. We urge you to promptly vote each proxy you have received. Telephone and Internet voting are available as set forth in the enclosed materials.

As you know, the boards of directors of CME Group Inc. and NYMEX Holdings, Inc. have approved a merger agreement, as amended (the “Amended Merger Agreement”), pursuant to which NYMEX Holdings will merge with and into CMEG NY Inc., a wholly-owned subsidiary of CME Group.

Upon completion of the merger, each issued and outstanding share of NYMEX Holdings common stock will be converted into the right to receive, at the election of each NYMEX Holdings stockholder and subject to proration as described in the joint proxy statement/prospectus, dated July 21, 2008 (the “Joint Proxy Statement”), consideration in the form of CME Group Class A common stock or cash.

The cash consideration per share of NYMEX Holdings common stock for which a valid cash election has been made will be equal to the sum of (i) $36.00 plus (ii) the product of (a) 0.1323 and (b) the average closing sale price, rounded to four decimal places, of CME Group Class A common stock on the Nasdaq Global Select Market for the period of ten consecutive trading days ending on the second full trading day prior to the effective time of the merger (the “Average CME Group Share Price”). The stock consideration per share of NYMEX Holdings common stock for which a valid stock election has been made will be a number of shares of CME Group Class A common stock equal to the cash consideration per share divided by the Average CME Group Share Price. The allocation of cash and stock consideration to be paid to NYMEX Holdings stockholders is subject to proration as described in the Joint Proxy Statement.

At the special meeting of NYMEX Holdings stockholders, NYMEX Holdings stockholders will be asked to consider and vote on proposals to: a) adopt the Amended Merger Agreement and thereby approve the merger; b) approve the adjournment of the special meeting of NYMEX Holdings stockholders, if necessary, to solicit additional proxies; and c) transact any other business as may properly be brought before the special meeting of NYMEX Holdings stockholders or any adjournment or postponement of the special meeting of NYMEX Holdings stockholders.

The NYMEX Holdings board of directors determined that the Amended Merger Agreement, the merger and the other transactions contemplated by the Amended Merger Agreement are advisable, fair to and in the best interests of NYMEX Holdings and its stockholders, and approved the Amended Merger Agreement, the merger and the other transactions contemplated by the Amended Merger Agreement. The NYMEX Holdings board of directors recommends that the NYMEX Holdings stockholders vote “FOR” the adoption of the Amended Merger Agreement and the proposal to adjourn the special meeting of NYMEX Holdings stockholders, if necessary, to solicit additional proxies.

The adoption of the Amended Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of NYMEX Holdings common stock. Accordingly, the vote of all stockholders is important. Please submit your vote in this important matter regarding the future of your investment — by voting by telephone, via the Internet, or by signing, dating and returning the enclosed proxy or voting instruction form in the postage-paid return envelope provided. Please act today to vote your shares.

If you have any questions or need assistance voting your proxy, please call D. F. King & Co., Inc., which is assisting NYMEX Holdings, toll-free at 1-800-758-5378.

On behalf of your board of directors, thank you for your cooperation and continued support.

Sincerely,

Richard M. Schaeffer
Executive Chairman NYMEX Holdings, Inc. New York Mercantile Exchange, Inc.

PLEASE ACT TODAY

YOUR VOTE IS IMPORTANT

Please help NYMEX Holdings save additional solicitation costs by signing, dating and mailing your proxy card or voting instruction form today. Internet and telephone voting are also available. Please refer to your proxy card or voting instruction form for instructions. Street name shareholders: your bank or broker cannot vote your shares on the proposals unless it receives your specific instructions. Please return your voting instruction form immediately, or vote by telephone or the Internet. If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., which is assisting NYMEX Holdings, toll-free at 1-800-758-5378.

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